Exhibit 10.5

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SETTLEMENT AGREEMENT

This Settlement Agreement is made on this 30th day of September 2024 and entered into by and between Inhibikase Therapeutics, Inc. (“Inhibikase”), and Pivot Holding LLC (“Pivot”), as successor in interest to Sphaera Pharma Pte. Ltd. (“Sphaera Singapore”) and Sphaera Pharma Pvt. Ltd. (“Sphaera India,” and together with Sphaera Singapore, “Sphaera”) (collectively, Inhibikase and Pivot are the “Parties,” and each a “Party” to this Settlement Agreement).

RECITALS

A.

WHEREAS, Inhibikase and Sphaera are parties to that certain Collaborative Research and Development Agreement effective as of February 29, 2012, as amended by the First Amendment thereto effective as of October 5, 2012 (the “Collaboration Agreement”). Unless otherwise indicated, all capitalized terms herein have the same meaning as in the Collaboration Agreement.

B.

WHEREAS, on April 26, 2024, Pivot, as successor in interest to Sphaera, filed a Demand for Arbitration against Inhibikase (the “Demand”) with the American Arbitration Association, in which Pivot claimed that Inhibikase had breached the Collaboration Agreement by failing to pay certain Project Milestone Fees (as defined in the Collaboration Agreement) to Sphaera or Pivot as Sphaera’s successor-in-interest.

C.

WHEREAS, on June 17, 2024, Inhibikase filed its Answering Statement, Additional Defenses, and Counterclaim to Pivot’s Demand (the “Answering Statement”), in which Inhibikase denied that it had breached the Collaboration Agreement and counterclaimed.

D.	WHEREAS, on September 6, 2024, the Parties engaged in non-binding, confidential mediation before Mediator Lisa Thompson.

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NOW, THEREFORE, for good and valuable consideration the Parties agree as follows:

1. Settlement Payment and Modification of FDA Approval Payment. The total sum of Five Hundred Thousand Dollars ($500,000) (the “Payment”) shall be paid by or on behalf of Inhibikase to Pivot. The Payment shall be made by wire transfer pursuant to the wire instructions below on or before ten (10) business days after the execution date of this Settlement Agreement:

Daignault Iyer LLP

8229 Boone Boulevard

Suite 450

Vienna, VA 22182

Bank Name: TD Bank

Address: 308 Maple Avenue East, Vienna, VA 22180

Routing/ABA Number: 031101266

Account Name: 4377213924

Reference: Pivot/Inhibikase

Upon receipt of the Payment, Pivot shall confirm in writing by email to Inhibikase and its counsel to mhwerner@inhibikase.com, akratenstein@mwe.com, and jleonard@mwe.com Pivot’s receipt of the Payment.

Pivot agrees that the Payment shall constitute full and complete payment for, and shall fully satisfy, any and all amounts for any and all Project Milestone Fees (as defined in the Collaboration Agreement) owed or that may be owed to Sphaera and/or Pivot by Inhibikase under the Agreement for: (1) “First dosing of patient in US phase 1 trial”; (2) “US Phase 1 trial completion with endpoints met”; and (3) “US Phase 2 trial completion with endpoints met”. For the avoidance of doubt, if Inhibikase ever at any time in the future announces, conducts, and/or completes a US Phase 1 Trial with clinical endpoints met or a US Phase 2 Trial with clinical endpoints met, Pivot will be not entitled to any Project Milestone Fees. Inhibikase agrees that, upon FDA Approval, Inhibikase shall pay Pivot a one-time payment of Four Million Four Hundred Thousand Dollars ($4,400,000) no later than sixty (60) days after FDA Approval and that no further FDA Approval milestone payment(s) shall be due to Pivot in the event that Inhibikase receives additional FDA Approval(s). Except as otherwise provided herein, all terms in the Collaboration Agreement shall remain in full force and effect, including the terms regarding the Project Percentage Fees.

2.	Mutual Releases and Covenant Not to Sue.

a.

Effective upon the Effective Date (as defined below), and except for the obligations contained herein, Pivot, on behalf of itself, its respective parent companies, subsidiaries, affiliates, assignors, and each of their respective beneficiaries, agents, servants, members, representatives, attorneys, insurers, affiliates, predecessors (including, for the avoidance of doubt, all Sphaera entities), successors and assigns (collectively, the “Pivot Releasors”), release and forever discharge Inhibikase and its respective parent companies, subsidiaries, affiliates, and each of their respective officers, directors, employees, partners, shareholders, agents, servants, members, representatives, attorneys, insurers, predecessors, successors and assigns (collectively the “Inhibikase Releasees”) from any

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and all manner of claims, causes of action, contracts, damages, demands, judgments, costs, attorney’s fees, and rights whatsoever, whether in law or in equity, whether known or unknown, which the Pivot Releasors have had, have now, or may hereafter have, against the Inhibikase Releasees arising from any act, omission or event occurring from the beginning of time through the Effective Date.

b.

Effective upon the Effective Date, and except for the obligations contained herein, the Inhibikase Releasees release and forever discharge the Pivot Releasors from any and all manner of claims, causes of action, contracts, damages, demands, judgments, costs, attorney’s fees, and rights whatsoever, whether in law or in equity, whether known or unknown, which the Inhibikase Releasees have had, have now, or may hereafter have, against the Pivot Releasors arising from any act, omission or event occurring from the beginning of time through the Effective Date.

c.

Each of the Pivot Releasors agree that they will refrain and forbear from commencing, instituting, or prosecuting any lawsuit, action, or other proceeding, in law, equity, or otherwise, against any Inhibikase Releasee arising out of or relating to the claims released in this Settlement Agreement, including, without limitation, an action claiming that this Settlement Agreement was fraudulently induced. Each of the Pivot Releasors agree that monetary damages alone are inadequate to compensate the Inhibikase Releasees for injury caused or threatened by any Pivot Releasor’s breach of this covenant not to sue, and that preliminary and permanent injunctive relief restraining and prohibiting the prosecution of any action or proceeding brought or instituted in violation hereof is a necessary and appropriate remedy in the event of such a breach or threatened breach by any of the Pivot Releasors. An action or proceeding brought to enforce (but not to rescind or reform) the terms of this Settlement Agreement is excepted from this covenant not to sue.

d.

Each Pivot Releasor and Inhibikase Releasee acknowledges that, subsequent to the execution of this Settlement Agreement, it may discover claims that were unknown or unanticipated at the time this Settlement Agreement was executed, including unknown or unanticipated claims that arose from, are based on, or relate to the matters for which the releases in this Settlement Agreement are given and that, if known on the date of this Settlement Agreement, may have materially affected the decision to execute this Settlement Agreement. Each Pivot Releasor and Inhibikase Releasee acknowledges that it is assuming the risk of such unknown or unanticipated claims and agrees that this Settlement Agreement also applies to any such claims. Each Pivot Releasor and Inhibikase Releasee expressly waives the benefits of any applicable statutory provision prohibiting, conditioning, or restricting the release of unknown or future claims or any of the claims being released pursuant to this Settlement Agreement.

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3. Confidentiality. The Parties may disclose the fact that they have entered into this Settlement Agreement. However, the terms of this Settlement Agreement shall be confidential and private as between the Parties and may not be disclosed to third parties without the prior written consent of both Parties except: (a) as required by law and the rules of the Securities and Exchange Commission; (b) as necessary to comply with a valid subpoena (any Party receiving such a subpoena shall provide prompt notice to the other Parties, including a copy of the subpoena, in no event more than five (5) business days after receiving such subpoena, to allow for an opportunity to quash the same; any Party receiving such a subpoena shall also immediately inform in writing the party who caused the subpoena to issue that some or all material covered by the subpoena is the subject of a confidentiality agreement); (c) as necessary to enforce the terms of this Settlement Agreement; (d) as necessary to advise the Parties’ affiliates or the Parties’ or their affiliates’ respective legal, accounting, tax, financial advisers or actual or potential shareholders, lenders, investors, or joint venturers; provided each of the foregoing is subject to an agreement or duty of confidentiality substantially similar to the terms of this confidentiality covenant; or (e) pursuant to a valid order of any court or tribunal.

4. Requisite Authority. Each Party represents and warrants to the other Party that the individual executing this Settlement Agreement on its behalf has been authorized to do so, and that all necessary action to approve this Settlement Agreement has been taken.

5. Parties Pay Own Fees, Costs and Expenses. The Parties agree to pay their own fees, costs, and expenses related to the Demand and the negotiation and execution of this Settlement Agreement.

6. Negotiated Agreement. This Settlement Agreement has been negotiated by and between the Parties, each of whom was represented by counsel. In the event of any dispute over the interpretation of this Settlement Agreement, there shall be no rule of construction requiring that this Settlement Agreement be construed in favor of or against either Party.

7. Construction of Provisions. The following rules of construction shall apply to this Settlement Agreement and all documents supplemental hereto unless the context clearly requires otherwise:

a.	All references herein to numbered sections are references to the sections hereof.

b.	The terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to.”

c.

Words of masculine, feminine, or neutral gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural and vice versa.

d.	No inference in favor of, or against, either Party shall be drawn from the fact that such Party has drafted any portion of this Settlement Agreement.

e.

The terms “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Settlement Agreement refer to this Settlement Agreement as a whole and not to any particular provision or section of this Settlement Agreement.

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8. Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. A signature of a Party to this Settlement Agreement sent by facsimile, e-mail or other electronic transmission shall be deemed to constitute an original and fully effective signature of such Party. The “Effective Date” of this Settlement Agreement shall be the date on which the Settlement Agreement is fully executed by the Parties.

9. Entire Agreement / Modes of Modification. This Settlement Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter hereof, and there are no other covenants, promises, agreements, or understandings regarding the same. This Settlement Agreement, including the provisions of this Section, may not be modified except by written amendment to this Settlement Agreement signed by the Parties affected by the same, and the Parties hereby: (a) expressly agree that it shall not be reasonable for them to rely on any alleged, non-written amendment to this Settlement Agreement; (b) irrevocably waive any and all right to enforce any alleged, non-written amendment to this Settlement Agreement; and (c) expressly agree that it shall be beyond the scope of authority (apparent or otherwise) for any of their respective agents to agree to any non-written modification of this Settlement Agreement.

10. No Admissions. The Parties acknowledge and agree that nothing in this Settlement Agreement may be construed as evidence of any admission by either of the Parties of the validity of any of the claims, liabilities, losses, demands, or damages of any nature or kind asserted or that could be asserted against the other Party, its liability therefor, or of any wrongdoing on its part.

11. Jurisdiction, Venue, Choice of Law. This Settlement Agreement, the rights and obligations of the Parties under this Settlement Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Settlement Agreement (whether based on contract, tort, or any other theory), including all matters of construction, validity, and performance, shall in all respects be governed by and interpreted, construed, and determined in accordance with, the internal laws of the State of New York (without regard to any conflicts of law provision thereof that would require the application of the laws of any other jurisdiction). All disputes arising out of or based on this Settlement Agreement or any matter relating to it shall be finally settled by arbitration administered by the American Arbitration Association before a single arbitrator in accordance with the provisions of its Commercial Arbitration Rules. The seat of the arbitration shall be New York, New York.

12. Jury Trial Waiver. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS SETTLEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.

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IN WITNESS WHEREOF, the Parties have signed this Settlement Agreement as of the day and year first above written.

Inhibikase Therapeutics, Inc.

By:	/s/ Milton Werner
Name: Milton Werner
Title: President and Chief Executive Officer

Pivot Holding LLC

By:	/s/ Sundeep Dugar
Name: Sundeep Dugar
Title: Managing Member